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Exhibit 1.35

John (J.R.) Laffin
Direct: (416) 869-5289
E-mail: jrlaffin@stikeman.com

VIA SEDAR	November 23, 2015

TO:	The Ontario Securities Commission, as principal regulator
AND TO:
British Columbia Securities Commission
Alberta Securities Commission
Financial and Consumer Affairs Authority of Saskatchewan
The Manitoba Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission
Financial and Consumer Services Commission (New Brunswick)
Office of the Superintendent of Securities (Prince Edward Island)
Office of the Superintendent of Securities Service Newfoundland and Labrador
Office of the Superintendent of Securities (Yukon Territory)
Northwest Territories Securities Office
Nunavut Securities Office

Dear Sirs/Mesdames:

Re:	Notice of Extension and Change dated November 20, 2015 by Sprott Asset Management Silver Bid LP (the "Offeror")
of its Offer to Purchase all of the issued and outstanding units of Silver Bullion Trust for consideration per SBT Unit consisting of units of Sprott Physical Silver Trust based on the relative Net Asset Value per unit of Sprott Physical Silver Trust and Silver Bullion Trust (the "Notice of Extension and Change")
— SEDAR Project No. 02355121

Further to the filing of the Notice of Extension and Change dated November 20, 2015 (English) by the Offeror, please note the Notice of Extension and Change has been re-filed in order to correct typographical errors. The references to "GTU" in the first, fourth and fifth paragraphs on page 2 and in the last heading and paragraph on page 3 have been corrected to "SBT".
Yours truly, (signed) "J.R. Laffin" John (J.R.) Laffin Stikeman Elliott LLP

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer and Circular. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee.

Neither this document nor the Original Offer and Circular constitutes an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, unitholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in the Offeror's sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to unitholders in such jurisdiction.

Neither this document nor the Original Offer and Circular has been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

November 20, 2015

NOTICE OF EXTENSION AND CHANGE
by
SPROTT ASSET MANAGEMENT SILVER BID LP
of its
OFFER TO PURCHASE
all of the issued and outstanding units of
SILVER BULLION TRUST
for consideration per SBT Unit consisting of units of

based on the relative Net Asset Value per unit
of Sprott Physical Silver Trust and Silver Bullion Trust
(as further described herein) and U.S.$0.025 payable in PSLV Units

Sprott Asset Management Silver Bid LP (the "Offeror"), a limited partnership created under the laws of the Province of Ontario that is owned and controlled by Sprott Asset Management LP (the "Manager"), the manager of Sprott Physical Silver Trust, has prepared this Notice of Extension and Change to update certain disclosure in, and give notice that it is extending, its offer dated as of May 27, 2015, as amended by the Notice of Extension and Variation dated as of June 22, 2015, the Notice of Extension and Variation dated as of July 7, 2015, the Notice of Extension and Variation dated as of August 4, 2015, the Notice of Change dated as of August 18, 2015, the Notice of Change dated as of August 28, 2015, the Notice of Variation dated as of September 4, 2015, the Notice of Extension dated as of September 18, 2015, the Notice of Extension and Variation dated as of October 9, 2015, the Notice of Extension dated as of November 2, 2015 and the Notice of Variation dated as of November 4, 2015 (collectively, the "Original Offer"), to purchase, on and subject to the terms and conditions of the Original Offer, all of the issued and outstanding units (the "SBT Units") of Silver Bullion Trust ("SBT"), other than any SBT Units held directly or indirectly by the Offeror, in order to: (i) extend the expiry time of the Original Offer to 5:00 p.m. (Toronto time) on December 7, 2015; and (ii) provide additional information regarding the proposed removal and replacement of the SBT Trustees. The Original Offer, as amended and extended hereby, is referred to herein as the "Offer".

THE ORIGINAL OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON DECEMBER 7, 2015 UNLESS FURTHER EXTENDED OR WITHDRAWN. SEE SECTION 1, "EXTENSION OF OFFER".

This Notice of Extension and Change should be read in conjunction with the Original Offer and the take-over bid circular dated as of May 27, 2015, as amended by the Notice of Extension and Variation dated as of June 22, 2015, the Notice of Extension and Variation dated as of July 7, 2015, the Notice of Extension and Variation dated as of August 4, 2015, the Notice of Change dated as of August 18, 2015, the Notice of Change dated as of August 28, 2015, the Notice of Variation dated as of September 4, 2015, the Notice of Extension dated as of September 18, 2015, the Notice of Extension and Variation dated as of October 9, 2015, the Notice of Extension dated as of November 2, 2015 and the Notice of Variation dated as of November 4, 2015 (the "Original Circular", and, together with the Original Offer, collectively referred to as the "Original Offer and Circular"), and the letter of transmittal that accompanied the Original Offer and Circular (as amended, the "Letter of Transmittal"). The Original Offer and Circular, as amended by this Notice of Extension and Change, collectively constitute the "Offer and Circular". Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular, as previously amended, continue to be applicable in all respects. All references to the "Offer" in the Original Offer and Circular and this Notice of Extension and Change mean the Original Offer as amended hereby, and all references in such documents to the "Circular" or the "Offer and Circular" mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

SBT Unitholders who have validly deposited and not withdrawn their SBT Units need take no further action to accept the Offer. SBT Unitholders whose SBT Units are registered in their name and who wish to accept the Offer must properly complete and execute the Letter of Transmittal that accompanied the Original Offer and Circular (printed on YELLOW paper) or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their SBT Units and all other required documents, with Kingsdale Shareholder Services (in its capacity as depositary, the "Depositary") at its office in Toronto, Ontario, Canada specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, "Manner of Acceptance — Letter of Transmittal"). Alternatively, registered SBT Unitholders may accept the Offer by following the procedures for book-entry transfer of SBT Units set out in Section 3 of the Original Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer". SBT Unitholders who hold their SBT Units with an investment advisor, stockbroker, bank, trust company or other nominee ("Beneficial SBT Unitholders") will not receive a Letter of Transmittal, and should follow the instructions set out by such nominee to deposit their SBT Units.

Beneficial SBT Unitholders should contact their investment advisor, stockbroker, bank, trust company or other nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such SBT Units under the Offer. Nominees will likely establish deposit cut-off times that are up to 48 hours prior to the Expiry Time. SBT Unitholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to deposit.

SBT Unitholders will not be required to pay any fee or commission to the Offeror if they accept the Offer by depositing their SBT Units directly with the Depositary. An investment advisor, stockbroker, bank, trust company or other nominee through whom a SBT Unitholder holds SBT Units may charge a fee to deposit any such SBT Units on behalf of the SBT Unitholder. SBT Unitholders should consult such nominee to determine whether any charges will apply.

Questions and requests for assistance may be directed to Kingsdale Shareholder Services (in its capacity as information agent, the "Information Agent"), who can be contacted at 1-888-518-6805 (toll free in North America) or at 1-416-867-2272 (outside of North America) or by e-mail at contactus@kingsdaleshareholder.com or at the address indicated on the last page of the Circular and additional copies of this document, the Original Offer and Circular, the Letter of Transmittal, or any documents incorporated by reference or otherwise related to the Offer and Circular, may be obtained, without charge, upon request from the Depositary and Information Agent at its offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators' website at www.sedar.com and on EDGAR at www.sec.gov. These website addresses are provided for informational purposes only and no information contained on, or accessible from, these websites is incorporated by reference herein unless otherwise expressly indicated herein. SBT Unitholders may also contact the Information Agent should they wish to obtain an indicative NAV to NAV Exchange Ratio. If SBT Unitholders contact the Information Agent prior to 6:00 p.m. (Toronto time) (6:00 p.m. New York City time) on a particular business day, they can obtain an indicative NAV to NAV Exchange Ratio as if such was calculated as of the previous business day. If SBT Unitholders contact the Information Agent after 6:00 p.m. (Toronto time) (6:00 p.m. New York City time) on a particular business day, they can obtain the NAV to NAV Exchange Ratio as if such was calculated as of that day. SBT Unitholders can also contact the Information Agent to obtain the indicative Bonus Consideration amount.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Extension and Change or the Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference in the Offer and Circular are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

An investment in PSLV Units is subject to certain risks. In assessing the Offer, SBT Unitholders should carefully consider the risks described in Section 23 of the Original Circular, "Risk Factors".

The information contained in this document is current only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable law. Information in the Offer and Circular related to SBT has been compiled from public sources — see "INFORMATION CONCERNING SBT" in the Original Offer and Circular.

Financial statements included or incorporated by reference in the Offer and Circular have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and thus may not be comparable to financial statements of U.S. companies. In addition, the Offer is being made by a foreign private issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Accordingly, the Offer and Circular and certain information incorporated by reference into the Offer and Circular have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

SBT Unitholders in the United States should be aware that the disposition of SBT Units and acquisition of PSLV Units by them as described in the Offer and Circular may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described in the Offer and Circular and such holders are urged to consult their tax advisors.

The enforcement by SBT Unitholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that each of the Offeror, the Manager, Sprott Asset Management GP Inc. ("SAM GP Inc."), Sprott Asset Management Silver Bid GP Inc. ("SAM Silver Bid GP"), Sprott Physical Silver Trust and SBT is organized under and governed by the laws of Canada or a province thereof, that the directors and officers of SAM GP Inc. and SAM Silver Bid GP and the trustees of each of Sprott Physical Silver Trust and SBT may be residents of jurisdictions other than the United States, that the experts named in the Original Circular may be residents of jurisdictions other than the United States and that all or a substantial portion of the assets of each of the Offeror, the Manager, SAM GP Inc., SAM Silver Bid GP, Sprott Physical Silver Trust, SBT and such other said persons may be located outside the United States.

THE PSLV UNITS OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario, Canada M5X 1E2

North American Toll Free Phone:
 1-888-518-6805

E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

NOTICE TO SBT UNITHOLDERS IN THE UNITED STATES

Sprott Physical Silver Trust has filed with the SEC a registration statement on Form F-10 (the "Registration Statement"), which includes the Offer and Circular and other documents and information. SBT UNITHOLDERS ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT SPROTT PHYSICAL SILVER TRUST, SBT AND THE OFFER AND MERGER TRANSACTION. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC's website, www.sec.gov.

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        The Offer and Circular contains "forward looking statements" and "forward looking information" (collectively, "forward looking information") within the meaning of applicable Canadian and United States securities legislation. All information contained in the Offer and Circular, other than statements of current and historical fact, is forward looking information. Often, but not always, forward looking information can be identified by the use of words such as "plans", "expects", "scheduled", "estimates", "target", "intends", "objective", "goal", "understands", "anticipates" and "believes" (and variations of these or similar words) and statements that certain actions, events or results "may", "could", "would", "should", "might" "occur" or "be achieved" or "will be taken" (and variations of these or similar expressions). All of the forward looking information in the Offer and Circular (including this Notice of Extension and Change) is qualified by this cautionary note.

        Forward looking information in the Offer and Circular includes, but is not limited to, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, the market for PSLV Units, the value of the PSLV Units received as consideration under the Offer, the outcome of SBT's application to the Ontario court and the Manager's cross-application, the ability of the Offeror to complete the transactions contemplated by the Offer, reasons to participate in the Offer, the purpose of the Offer, the completion of the Merger Transaction and any commitment to acquire SBT Units, and the Offeror's objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects.

        Forward looking information is not, and cannot be, a guarantee of future results or events. Forward looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Offeror at the date the forward looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward looking information.

        The material factors or assumptions that the Offeror identified and were applied by the Offeror in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to:

  •
  the accuracy of SBT's public disclosure;

  •
  the completion of the Offer and the Merger Transaction;

  •
  no significant and continuing adverse changes in general economic conditions or conditions in the financial markets;

  •
  no significant and continuing adverse changes in financial markets, including commodity prices and foreign exchange rates;

  •
  the timing and receipt of various governmental and stock exchange approvals; and

  •
  certain tax matters, including, but not limited to current tax laws and regulations.

        The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward looking information may include, but are not limited to, the following: the market value of the PSLV Units received as consideration under the Offer and the impact of the issuance of PSLV Units on the market price of the PSLV Units, the reduced trading liquidity of SBT Units not deposited under the Offer, any inaccuracy of SBT's public disclosure upon which the Offer is predicated, the failure to obtain the required approvals or clearances from government authorities and stock exchanges on a timely basis, as well as the risks discussed in Section 23 of the Original Circular, "Risk Factors". Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward looking information. Accordingly, you should not place undue reliance on forward looking information. The Offeror does not assume any obligation to update or revise any forward looking information after the date of this Notice of Extension and Change or to explain any material difference between subsequent actual events and any forward looking information, except as required by applicable law.

INFORMATION CONCERNING SBT

        Except as otherwise expressly indicated herein, the information concerning SBT and SBT Units contained in the Offer and Circular has been taken from and is based solely upon SBT's public disclosure, including disclosure on file with the Canadian securities regulatory authorities. SBT has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of SBT and SBT Units contained in the Offer and Circular. Although the Offeror, the Manager, Sprott Physical Silver Trust, SAM Silver Bid GP and SAM GP Inc. have no knowledge that would indicate that any information or statements contained in the Offer and Circular concerning SBT taken from, or based upon, such public disclosure contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, none of the Offeror, the Manager, Sprott Physical Silver Trust, SAM Silver Bid GP, SAM GP Inc. or any directors or officers of the Manager, SAM Silver Bid GP or SAM GP Inc. has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by SBT to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror, the Manager, Sprott Physical Silver Trust, SAM Silver Bid GP or SAM GP Inc. The Offeror, the Manager, Sprott Physical Silver Trust, SAM Silver Bid GP and SAM GP Inc. have no means of verifying the accuracy or completeness of any of the information contained herein that is derived from SBT's public disclosure of documents or records or whether there has been any failure by SBT to disclose events that may have occurred or may affect the significance or accuracy of any information.

v

 NOTICE OF EXTENSION AND CHANGE

        This Notice of Extension and Change supplements the Original Offer and Circular and the Letter of Transmittal pursuant to which the Offeror is offering to purchase all of the issued and outstanding SBT Units upon and subject to the terms and conditions set out in the Original Offer and Circular by extending the Original Offer and providing additional disclosure in respect of the Notice of Variation dated November 4, 2015 and the consequences thereof.

        Except as otherwise set forth in this Notice of Extension and Change, the information, terms and conditions previously set forth in the Original Offer and Circular and the Letter of Transmittal continue to be applicable in all respects and this Notice of Extension and Change should be read in conjunction with the Original Offer and Circular and the Letter of Transmittal, all of the provisions of which are incorporated herein by reference, subject to the amendments thereto contained in this Notice of Extension and Change.

        All references to the "Offer" in the Original Offer and Circular, the Letter of Transmittal and this Notice of Extension and Change mean the Original Offer as amended hereby and all references in such documents to the "Offer" and/or "Circular" mean the Original Offer and the Original Circular as amended hereby.

November 20, 2015

TO: THE HOLDERS OF UNITS OF SILVER BULLION TRUST

1.     Extension of the Offer

        By notice to the Depositary given on November 20, 2015, the Offeror has extended the time for deposits of SBT Units from 5:00 p.m. (Toronto time) on November 20, 2015 to 5:00 p.m. (Toronto time) on December 7, 2015. Accordingly, the definition of "Expiry Date" in the "Glossary" section of the Original Offer and Circular (found on page 75 thereof) is hereby deleted and replaced by the following:

    " "Expiry Date" means December 7, 2015, or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 5 of the Offer, "Extension, Variation or Change of the Offer."

        In addition, all references to: (a) "5:00 p.m. (Toronto time) on November 20, 2015" in the Original Offer and Circular are amended to refer to "5:00 p.m. (Toronto time) on December 7, 2015"; (b) "November 19, 2015" in the Original Offer and Circular are amended to refer to "December 4, 2015" (other than references in relation to the time at which section 12(ii)(C) of the Letter of Transmittal is effective); and (c) "November 18, 2015" in the Original Offer and Circular are amended to refer to "December 3, 2015".

2.     Additional Disclosure regarding the Proposed Replacement of Current SBT Trustees

        By notice to the Depositary given on November 20, 2015, the Offeror has amended the Offer by adding the following additional disclosure immediately prior to Section 6 of the Original Circular, "Source of Funds and Payment of Expenses":

    November 4th Notice of Variation and Related Power of Attorney

    Effect and Intended Use of Amendments to Power of Attorney:    The SBT Declaration of Trust permits SBT Unitholders to remove and appoint SBT Trustees by way of a resolution in writing executed by SBT Unitholders holding more than 50.1% of the outstanding SBT Units.

    On November 4, 2015, the Offeror filed a Notice of Variation amending the Letter of Transmittal. This amendment applies in respect of all Letters of Transmittal, including any Letter of Transmittal that has already been executed by a Depositing SBT Unitholder. This amendment allows the Offeror to execute and deliver a written resolution removing the current SBT Trustees (other than the Administrator Nominee, J.C. Stefan Spicer), being Bruce D. Heagle, Ian M.T. McAvity, Michael A Parente and Jason Schwandt, and replacing such individuals with the Sprott Nominees, being Marc Faber, Sharon Ranson, John Wilson and Rosemary Zigrossi.

    If, at any time, on and after 4:00 p.m. (Toronto time) on December 7, 2015, the SBT Units held by Depositing SBT Unitholders constitute more than 50.1% of the outstanding SBT Units, the Offeror will utilize the power of attorney described in the Notice of Variation dated November 4, 2015 to execute the written resolution described in the preceding paragraph. SBT Unitholders will continue to own their SBT Units at such time.

    Steps Following the Replacement of the SBT Trustees:    Following the replacement of the current SBT Trustees (other than the Administrator Nominees) as described above, the Offeror, using a power of attorney granted by Depositing SBT Unitholders in section 12 of the Letter of Transmittal, will requisition a meeting of SBT Unitholders to consider the Special Resolutions. Provided the current SBT Trustees have been replaced, the Offer would also be extended past its current expiry until the date of the meeting of SBT Unitholders to consider the Special Resolutions.

    Upon the receipt of such requisition, the Offeror expects the reconstituted SBT board of trustees, consisting of Marc Faber, Sharon Ranson, J.C. Stefan Spicer, John Wilson and Rosemary Zigrossi (collectively, the "New SBT Trustees"), to call and convene a meeting of SBT Unitholders promptly (likely within 30 days) to consider the Special Resolutions. If the New SBT Trustees do not call a meeting of SBT Unitholders in accordance with such requisition, the Offeror will call such meeting in accordance with, and as permitted by, the SBT Declaration of Trust.

    Such requisition and the subsequent holding of a meeting will result in a period of time between the appointment of the Sprott Nominees as the New SBT Trustees and any vote of SBT Unitholders with respect to the Special Resolutions. The Offeror anticipates that this time period will be approximately 30 days. The affairs of SBT are administered by the Administrator. Absent a breach by the Administrator, the Administration Agreement will remain in place during this interim period and the Administrator will continue to perform its functions thereunder. During this time, the Sprott Nominees, of whom Mr. Wilson is an officer of Sprott Asset Management LP and the other three of whom are independent directors (within the meaning of National Instrument 52-110 — Audit Committees) of Sprott Asset Management LP's parent company, Sprott Inc., will be four of the five New SBT Trustees. Although it is anticipated that the role of the Sprott Nominees as New SBT Trustees will generally be limited to placing the Special Resolutions before SBT Unitholders at a meeting, each of the New SBT Trustees will have the rights, duties and responsibilities of any SBT Trustee elected at an annual meeting of SBT Unitholders.

    Under the SBT Declaration of Trust, the Sprott Nominees are required to act honestly and in good faith with a view to the best interests of SBT and shall exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. The Sprott Nominees are also subject to the duties of trustees generally. In connection with matters involving the Offer and any meeting to consider the Special Resolutions, John Wilson, in his role as a New SBT Trustee, will be considered to have a material interest in such matters and accordingly, pursuant to the SBT Declaration of Trust, will not vote on any resolution of SBT Trustees in respect thereof. Marc Faber, Sharon Ranson and Rosemary Zigrossi will be independent trustees (within the meaning of National Instrument 52-110 — Audit Committees) of SBT, and will not have a material interest in such matters and will be permitted to vote on such resolutions. To the extent the New SBT Trustees are required to consider matters applicable to SBT, including matters related to the letter of intent between SBT and Purpose Investments Inc. disclosed by SBT on November 19, 2015, these matters will be dealt with in a manner consistent with the duties outlined above. At any meeting of SBT Unitholders, the Offeror will use the power of attorney found in section 12 of the Letter of Transmittal to vote Deposited SBT Units against any other matter that would materially and adversely impact, or otherwise frustrate, the Offer, the Merger Transaction or other matters related to (including approval of) the Offer or the Merger Transaction (or substantially similar transactions).

    Meeting of SBT Unitholders to Approve the Special Resolutions.    At the meeting of SBT Unitholders to consider the Special Resolutions, the Offeror will use the power of attorney found in section 12 of the Letter of Transmittal to vote Deposited SBT Units in favour of the Special Resolutions. In order to succeed, the Special Resolutions must be passed by an affirmative vote of the holders of more than 66 2/3% of the SBT Units represented at the meeting voted upon the Special Resolutions. The manner in which the Offeror is now seeking approval of the Special Resolutions (i.e. by special resolution at a meeting of SBT Unitholders duly convened for that purpose) is different from what was originally contemplated in the Offer prior to the Notice of Variation dated November 4, 2015, which had contemplated that the Special Resolutions would be effected by way of a resolution in writing executed by SBT Unitholders holding more than 66 2/3% of all outstanding SBT Units.

    Given the number of SBT Units deposited to the Offer, the Offeror believes that, subject to withdrawals and the holding of a meeting, the Special Resolutions will be passed and the Merger will proceed. In particular, SBT Unitholders should be aware that the number of SBT Units deposited to the Offer as at its last scheduled expiry date (i.e. November 20, 2015) represented more SBT Units than were voted in total at the contested SBT Meeting involving Polar in the first half of 2015.

    Withdrawal Rights.    Both before and after the appointment of the Sprott Nominees as SBT Trustees on or after 4:00 p.m. (Toronto time) on December 7, 2015, SBT Unitholders are permitted to withdraw their Deposited SBT Units from the Offer as described in Section 8 of the Offer, "Withdrawal of Deposited SBT Units". However, if a SBT Unitholder does not withdraw its Deposited SBT Units from the Offer, the power of attorney in section 12 of the Letter of Transmittal will be used to remove and replace the current SBT Trustees (other than the Administrator Nominees) with the Sprott Nominees where more than 50.1% of the outstanding SBT Units are deposited to the Offer at any time on or after 4:00 p.m. (Toronto time) on December 7, 2015. Following the appointment of the Sprott Nominees, a SBT Unitholder may still withdraw its Deposited SBT Units if it does not wish to vote in favour of the Special Resolutions.

    Where the Special Resolutions are Approved at the Meeting.    In the event that the Special Resolutions are approved at a meeting of SBT Unitholders, the Merger will be completed as soon as possible after such meeting and in the manner originally contemplated in the Offer prior to the Notice of Variation dated November 4, 2015.

    Where the Special Resolutions are Not Approved at the Meeting.    In the event that the Special Resolutions are not approved at the anticipated meeting of SBT Unitholders or the Merger Transaction is withdrawn, the Sprott Nominees will resign, and have undertaken to the Ontario Securities Commission (the "OSC") that this will be the case. Pursuant to the SBT Declaration of Trust, J.C. Stefan Spicer, who, at that time would be the only remaining SBT Trustee, will be permitted to appoint up to four new SBT Trustees who have not been, and need not be, identified until their appointment. Mr. Spicer may, but is not required to, re-appoint the current SBT Trustees that had been previously removed.

    Further, if the Special Resolutions are not approved at a meeting of SBT Unitholders, the Offeror will allow the Offer to expire and no Deposited SBT Units will be taken-up and paid for thereunder. If this occurs, each SBT Unit that has been deposited to the Offer will be returned to their holder as described in Section 7 of the Offer "Return of Deposited SBT Units".

3.     Replacement of the SBT Trustees and Other Matters — Risk Factors

        SBT Unitholders should carefully consider the following risk factors related to the replacement of the current SBT Trustees (other than the Administrator Nominees) with the Sprott Nominees and other matters.

The Timing of the Completion of the Merger May be Delayed

        If a meeting is required to obtain the approval of the Special Resolutions, this will require additional time which the Offeror anticipates will be approximately 30 days.

The Merger May Not Proceed

        Given the number of SBT Units deposited to the Offer and historical levels of SBT Unitholder participation in SBT unitholder meetings, the Offeror believes that, if a meeting is convened, the Special Resolutions will be passed and the Merger will proceed. However, there can be no assurance of this and the Special Resolutions may not receive the required affirmative vote of the holders of more than 66 2/3% of the SBT Units represented at the meeting voted upon the Special Resolutions, including as a result of withdrawals from the Offer. If this is the case, the Special Resolutions will not be passed, the Merger will not proceed and no Deposited SBT Units will be taken-up and paid for under the Offer.

If the Merger Does Not Proceed the Board of SBT Trustees will be Reconstituted

        In the event that the Special Resolutions are not approved at a meeting of SBT Unitholders or the Merger Transaction is withdrawn, the Sprott Nominees have undertaken to the OSC to resign. Pursuant to the SBT Declaration of Trust, J.C. Stefan Spicer, who, at that time would be the only remaining SBT Trustee, will be permitted to appoint up to four new SBT Trustees who have not been, and need not be, identified until their appointment. Mr. Spicer may, but is not required to, re-appoint the current SBT Trustees that had been previously removed. SBT Unitholders cannot be certain as to the identities of the individuals that will be appointed.

Deposited SBT Units will be Voted Against Matters that Materially and Adversely Impact the Offer and Merger Transaction

        At any meeting of SBT Unitholders, the Offeror will use the power of attorney found in section 12 of the Letter of Transmittal to vote Deposited SBT Units against any other matter that would materially and adversely impact, or otherwise frustrate, the Offer, the Merger Transaction or other matters related to (including approval of) the Offer or the Merger Transaction (or substantially similar transactions). SBT Unitholders may withdraw Deposited SBT Units if they wish to vote in favour, or abstain from voting in respect, of any such matter(s) at a meeting of SBT Unitholders.

4.     Time for Deposit

        The Offer is now open for deposits of SBT Units until 5:00 p.m. (Toronto time) on December 7, 2015, or such later time or times and date or dates to which the Offer may be extended from time to time by the Offeror, in accordance with Section 2 of the Offer, "Extension, Variation or Change of the Offer", unless the Offer is withdrawn by the Offeror. The Expiry Time may be subject to multiple extensions. If the Offeror elects or is required to extend the Expiry Time for the Offer, it will publicly announce the variation, the new expiration time and date no later than 9:00 a.m. (Toronto time) on the first business day after the previously scheduled expiration of the Offer and, if required by applicable Law, the Offeror will mail you a copy of the notice of variation.

5.     Manner of Acceptance

        SBT Units may be deposited to the Offer in accordance with the provisions set forth in Section 3 of the Offer, "Manner of Acceptance".

6.     Take-up of and Payment for Tendered SBT Units

        The Offeror will take-up and pay for Tendered SBT Units validly deposited under the Offer and not promptly withdrawn in the manner set forth in Section 6 of the Offer, "Take-up of and Payment for Tendered SBT Units".

7.     Withdrawal of Deposited SBT Units

        SBT Unitholders have the right to withdraw SBT Units deposited under the Offer in the manner set forth in Section 8 of the Offer, "Withdrawal of Deposited SBT Units".

8.     Recent Developments

        On November 19, 2015, the OSC made an order in connection with the Offeror's intended removal of the SBT Trustees as described in the Notice of Variation dated November 4, 2015. The OSC denied the latest attempt of the SBT Trustees to prohibit the Offer. Staff of the OSC suggested there be additional disclosure (and time for SBT Unitholders to consider such information) and the OSC accepted that submission. The Offeror advised the OSC that it would be willing to submit revised disclosure and that is what the OSC directed. The disclosure in Section 2 of this Notice of Extension and Change, "Additional Disclosure regarding the Proposed Replacement of the Current SBT Trustees" constitutes such additional disclosure.

9.     Consequential Amendments to the Original Offer and Circular and Letter of Transmittal

        The Original Offer and Circular and Letter of Transmittal shall be read together with this Notice of Extension and Change and are hereby amended to the extent necessary in order to give effect to the amendments contemplated by, and the information contained in, this Notice of Extension and Change.

        Except as otherwise set forth in or amended by this Notice of Extension and Change, the terms and conditions of the Offer and the information in the Offer and Circular and the Letter of Transmittal continue to be applicable in all respects.

10.   Statutory Rights

        Securities legislation in the provinces and territories of Canada provides security holders of SBT with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. SBT Unitholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

11.   Approval

        The contents of the Offer and Circular have been approved and the sending thereof to SBT Unitholders has been authorized by the sole director of SAM Silver Bid GP, in its capacity as the general partner of the Offeror; and the board of directors of SAM GP Inc., in its capacity as the general partner of the Manager and in its capacity as the general partner of the manager of Sprott Physical Silver Trust.

 CERTIFICATE OF SPROTT ASSET MANAGEMENT SILVER BID LP

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: November 20, 2015

SPROTT ASSET MANAGEMENT SILVER BID GP INC., AS THE GENERAL PARTNER OF
SPROTT ASSET MANAGEMENT SILVER BID LP

(Signed) JOHN WILSON President	(Signed) STEVEN ROSTOWSKY Director

 CERTIFICATE OF SPROTT ASSET MANAGEMENT LP

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: November 20, 2015

SPROTT ASSET MANAGEMENT GP INC., AS THE GENERAL PARTNER OF
SPROTT ASSET MANAGEMENT LP

(Signed) JOHN WILSON Chief Executive Officer	(Signed) STEVEN ROSTOWSKY Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS OF SPROTT ASSET MANAGEMENT GP INC.
(Signed) JAMES R. FOX Director	(Signed) KIRSTIN H. MCTAGGART Director

 CERTIFICATE OF SPROTT PHYSICAL SILVER TRUST

        The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: November 20, 2015

SPROTT PHYSICAL SILVER TRUST
BY ITS MANAGER SPROTT ASSET MANAGEMENT LP
BY ITS GENERAL PARTNER, SPROTT ASSET MANAGEMENT GP INC.

(Signed) JOHN WILSON Chief Executive Officer	(Signed) STEVEN ROSTOWSKY Chief Financial Officer
ON BEHALF OF THE BOARD OF DIRECTORS OF SPROTT ASSET MANAGEMENT GP INC.
(Signed) JAMES R. FOX Director	(Signed) KIRSTIN H. MCTAGGART Director

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

By Mail	By Registered Mail, Hand or by Courier
The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-888-518-6805

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

QuickLinks

  Exhibit 1.35
NOTICE TO SBT UNITHOLDERS IN THE UNITED STATES
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
INFORMATION CONCERNING SBT
NOTICE OF EXTENSION AND CHANGE
CERTIFICATE OF SPROTT ASSET MANAGEMENT SILVER BID LP
CERTIFICATE OF SPROTT ASSET MANAGEMENT LP
CERTIFICATE OF SPROTT PHYSICAL SILVER TRUST